As filed with the Securities and Exchange Commission on October 22, 2021

Registration No. 333-225292

Registration No. 333-196264

Registration No. 333-166630

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT No. 333-225292

FORM S-8 REGISTRATION STATEMENT No. 333-196264

FORM S-8 REGISTRATION STATEMENT No. 333-166630

UNDER

THE SECURITIES ACT OF 1933

RETAIL PROPERTIES OF AMERICA, INC.

(Exact name of registrant as specified in its charter)

Maryland	42-1579325
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Kite Realty Group Trust

30 S. Meridian Street

Suite 1100

Indianapolis, IN 46204

(Address of principal executive offices, including Zip Code)

Retail Properties of America, Inc. Amended and Restated 2014 Long-Term Equity Compensation Plan

Retail Properties of America, Inc. 2014 Long-Term Equity Compensation Plan

Second Amended and Restated Inland Western Retail Real Estate Trust, Inc. Independent Director Stock Option Plan

Inland Western Retail Real Estate Trust, Inc. 2008 Long-Term Equity Compensation Plan

(Full title of the plans)

John A. Kite

Chairman of the Board and Chief Executive Officer

Kite Realty Group Trust

30 S. Meridian Street

Suite 1100

Indianapolis, IN 46204

(Name and address of agent for service)

(317) 577-5600

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1, filed by Retail Properties of America, Inc., a Maryland corporation that has elected to be treated as a real estate investment trust for federal income tax purposes (“RPAI” or the “Registrant”), relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), previously filed with the U.S. Securities and Exchange Commission (the “SEC”) by RPAI:

•	Registration No. 333-225292, filed with the SEC on May 30, 2018, registering 5,500,000 shares of Class A common stock, par value $0.001 per share, of RPAI (“Class A Common Stock”), under the Retail Properties of America, Inc. Amended and Restated 2014 Long-Term Equity Compensation Plan;

•	Registration No. 333-196264, filed with the SEC on May 23, 2014, registering 3,648,766 shares of Class A Common Stock under the Retail Properties of America, Inc. 2014 Long-Term Equity Compensation Plan; and

•	Registration No. 333-166630, filed with the SEC on May 7, 2010, registering 375,000 shares of common stock under the Second Amended and Restated Inland Western Retail Real Estate Trust, Inc. Independent Director Stock Option Plan and 10,000,000 shares of common stock under the Inland Western Retail Real Estate Trust, Inc. 2008 Long-Term Equity Compensation Plan.

On October 22, 2021, pursuant to the Agreement and Plan of Merger, dated as of July 18, 2021, by and among Kite Realty Group Trust, a Maryland real estate investment trust (“Kite Realty”), KRG Oak, LLC, a Maryland limited liability company and a wholly owned subsidiary of Kite Realty (“Merger Sub”), and RPAI, Kite Realty and RPAI combined through a merger of RPAI with and into Merger Sub, with Merger Sub continuing as the surviving entity and a wholly owned subsidiary of Kite Realty (the “Merger”). Immediately following the closing of the Merger, Merger Sub merged with and into Kite Realty Group, L.P., the operating partnership of Kite Realty (“Kite Realty Operating Partnership”), so that all of the assets of Kite Realty continue to be owned at or below the Kite Realty Operating Partnership level (together with the Merger, the “Mergers”).

As a result of the Mergers, RPAI has terminated all offerings of its securities pursuant to existing registration statements, including the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Registrant hereby removes from registration all of the securities registered under the Registration Statements which remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on October 22, 2021.

KITE REALTY GROUP, L.P. (as successor by merger to Retail Properties of America, Inc.)

By:	Kite Realty Group Trust, its sole general partner

By	/s/ HEATH R. FEAR
Heath R. Fear
Executive Vice President and Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act of 1933.